EXHIBIT 16

DAVID E. COFFEY 3651 LINDELL ROAD, SUITE 1, LAS VEGAS, NEVADA 83103

CERTIFIED PUBLIC ACCOUNTANT (702) 871-3979

February 3, 2001

Gateway International Holdings, Inc.

Salt Lake City, Utah

I have reviewed Item 4, "Changes in Certifying Accountant" included in the Form 8-K to be included in the filing with the Securities and Exchange Commission. I agree with the information included therein.

Sincerely,

/s/ David Coffey, CPA